Exhibit 10.1

Blackhill Partners, LLC 2602 McKinney Ave. Suite 240 Dallas, Texas 75204 tel: 214.382.3750 fax: 214.382.3755

February 10, 2011

Mr. Garrett Smith

Mr. Donald W. Niemiec

Independent Directors

Cano Petroleum

6500 N. Belt Line Road

Irving Texas 75063

RE:                              Engagement of James R. Latimer, III and Blackhill Partners LLC by Cano Petroleum, Inc.

Gentlemen:

This letter confirms our understanding that Cano Petroleum, Inc. and its owned or affiliated entities (collectively “Cano” or “the Company”) acting on your account and on behalf of the companies, partnerships, or any other entities in which you, directly or indirectly, hold or exercise control have engaged Blackhill Partners LLC (“we” or “us” or “Blackhill”) to act as Cano’s financial advisor from the date of this agreement (this “Agreement”) through the end of the Engagement Period (as hereinafter defined) with respect to executive services requested by Cano. The “Engagement Period” shall mean that period commencing on February 10, 2011, and continuing through the termination date as determined by the process provided for below. The parties to this Agreement agree and acknowledge that this Agreement is supported by adequate and valuable mutual consideration, the mutual covenants and agreements of the parties, the services to be performed hereunder, and the fees and other monetary payments to be paid and received by the parties hereunder.

1.  Services

Cano hereby engages Blackhill to provide financial advisory services, which include, but are not limited to, analyzing, assisting and developing a financial plan involving Cano, assisting Cano in evaluating its strategic alternatives, selling the Company’s assets, and/or raising additional debt/equity capital for Cano, providing turnaround and crisis management services, and any other tasks that may be requested by Cano. In addition to the foregoing, Blackhill shall provide Cano with the services of James R. Latimer III to serve as Cano’s chief executive officer and a member of Cano’s board of directors, through the end of the Engagement Period.

2.  Fees and Expenses

As compensation for the commitment of time and resources and the services provided by Blackhill hereunder, Cano agree to pay Blackhill, as follows:

(i.)          A retainer in the amount of $75,000 (the “Retainer”), which has been delivered to Blackhill prior to the execution of this Agreement.  The parties acknowledge and agree that the Retainer will be applied to the final invoice of Blackhill and any other invoices of Blackhill that shall remain unpaid at the conclusion of the engagement hereunder. Any unused portion of the Retainer shall be refunded upon the completion of the engagement hereunder.

(ii.)       Professional fees equal to $50,000 per month (pro rated for partial months) during each month of the Engagement Period.  For each month of the engagement hereunder, Blackhill shall provide to Cano a monthly invoice for its services hereunder. Each Blackhill invoice shall be due and payable in full by wire transfer within five (5) days of its submission by Blackhill to Cano.

(iii.)    $250,000 upon termination of this Agreement by Cano for any reason other than gross negligence or willful misconduct, as described in Section 4 below.

(iv.)   An expense retainer (the “Expense Retainer”) in the amount of $10,000, which has been delivered to Blackhill prior to the execution of this Agreement.  The Expense Retainer shall be used to cover the out-of-pocket expenses of Blackhill. The parties acknowledge and agree that the Expense Retainer will be applied to the final expenses of Blackhill and any other expenses of Blackhill that shall remain unpaid at the conclusion of the engagement hereunder.  Any unused portion of the Expense Retainer shall be refunded upon the completion of the engagement hereunder.  For each month of the engagement hereunder, Blackhill shall provide to Cano a monthly invoice that shall include the total out-of-pocket expenses of Blackhill.  Each Blackhill invoice shall be due and payable in full by wire transfer within five (5) days of its submission by Blackhill to Cano.  Amounts due in excess of the Expense Retainer amount will be paid within five (5) days as described above.  To the extent the Expense Retainer exceeds the amount due at the end of the engagement, funds will be returned to Cano.

No fees, retainers or other compensation or benefits of any kind shall be paid by Cano to Mr. Latimer for his services to Cano.  Blackhill shall be solely responsible for any and all compensation, remuneration, and benefits paid or provided to Mr. Latimer in connection with the services provided to Cano.

3.  Information to be Supplied

Under the terms of this Agreement, we will be acting under the authority of the Cano Board of Directors. In connection with our engagement, Cano will furnish us with all information concerning the Company that we reasonably deem appropriate and will provide us with reasonable access to the Company’s managers, employees, accountants, counsel and other representatives (collectively, the “Representatives”), it being understood that we will rely solely upon such information supplied by the Company and its Representatives without assuming any responsibility for independent investigation or verification thereof.  All confidential information concerning the Company that is given to us will be used solely in the course of the performance of our services hereunder.  Except as otherwise required by law, we will not disclose this information to a third party without Cano’s consent.

No advice rendered or decisions taken by us, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent, which will not be unreasonably denied or withheld.  In addition, we may not be otherwise referred to without our prior written consent.

4.  Termination

Our engagement hereunder may be terminated at any time, with or without cause, by either (i) Blackhill upon 30 days prior written notice thereof to Cano, such notice to be given by Registered, Certified or Express Mail or (ii) Cano (a) at any time during the Engagement Period if the Board of Directors of Cano shall have determined that Mr. Latimer or Blackhill shall have engaged in gross negligence or willful misconduct in connection with their services hereunder and (b) after March 10, 2011, upon 30 days prior written notice thereof to Blackhill, such notice to be given by Registered, Certified or Express Mail; provided, however, that in the event of any termination of our engagement, we will continue to be entitled to receive payment for any accrued but unpaid Professional Fees and the out-of-pocket expenses provided for herein through the date of such termination.  Any termination shall not affect Cano’s agreement to indemnify Blackhill and certain related persons as provided in Schedule I attached hereto.  Upon termination of this engagement for any reason, Mr. Latimer shall be deemed to have resigned, as of the time of such termination, from any and all positions he then holds with Cano (whether as a director, committee member, officer, limited liability company manager or otherwise) and each of its subsidiaries and/or affiliates.

5.  Other Matters

In connection with this engagement, Blackhill is acting as an independent contractor with duties owing solely to Cano. This Agreement sets forth the entire agreement between the parties as to the subject matter hereof and supersedes all previous agreements between the parties hereto, whether written, oral or otherwise. The parties to this Agreement each hereby agree and acknowledge that none of the actions contemplated hereby is or shall be deemed (i) a contract or arrangement to sell real property, (ii) an arrangement to which the laws, rules and regulations of any applicable agency governing the payment of real estate commission applies.  Cano hereby irrevocably agrees not to, as part of any proceeding (judicial or otherwise) assert a defense that any of the fees (including amounts payable to Blackhill under Section 3) payable to Blackhill are not payable by virtue of the application of any laws, rules or regulations governing payment of real estate commissions.

Any amendments to this Agreement shall only be valid if made in writing and signed by all parties hereto.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Since Blackhill will be acting on behalf of the Company in connection with its engagement hereunder, the Company agrees to the indemnification by the Company of Blackhill and certain related persons as described in Schedule I attached hereto.

Any notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be given by Registered, Certified or Express Mail (i) if to Cano, at the address set forth above, and (ii) if to Blackhill Partners LLC, at our offices at Blackhill Partners LLC; 2602 McKinney Ave, Suite 400; Dallas, Texas 75204; Attn:  James R. Latimer, III.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  This Agreement may not be assigned by either party hereto, without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested.  Any attempted assignment of this Agreement made without such consent may be void, at the option of the non-assigning party.  This Agreement has been and is made solely for the benefit of Cano and Blackhill and their respective successors and assigns, and no other shall acquire or have any right under or by virtue of this Agreement.

6.  Governing Law / Arbitration

This Agreement is to be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws.  Each of the parties consents to binding arbitration as provided in this paragraph for any dispute among the parties arising out of matters related to this Agreement.  Each of the parties waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator as provided herein.  The waiver in this paragraph will not prevent any party from commencing an action in any court for the sole purposes of enforcing the obligation of a party to submit to binding arbitration or the enforcement of an award granted by arbitration herein.  In the event of any dispute among the parties as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder, such dispute shall be resolved through binding arbitration as hereinafter provided.  If arbitration is required to resolve a dispute among the parties, any party may notify J.A.M.S./Endispute (“Agency”) and request Agency to select one person to act as the arbitrator for resolution of the dispute. The arbitrator selected pursuant to this paragraph will establish the rules for proceeding with the arbitration of the dispute and such rules will be binding upon all parties to the arbitration proceeding. The arbitrator may use the rules of the Agency for commercial arbitration but is encouraged to adopt such rules, as the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible.  Accordingly, the arbitrator may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) accept evidence of fair market value without formal appraisals and upon such information provided by parties or other persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (iii) act upon his understanding or interpretation of the law on any issue without the obligation to research such issue or accept or act upon briefs of the issue prepared by any party, (iv) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (v) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible.  The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for their attorneys, advisors and consultants. Any award made by the arbitrator shall be binding on the parties and shall be enforceable to the fullest extent of the law.  Any arbitration hereunder shall be conducted in Dallas, Texas, unless Agency shall not have an office in such location (and shall otherwise be unable to conduct the arbitration in such location) in which case such arbitration shall be conducted in such other place as determined by mutual consent of the parties.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Very truly yours,

Blackhill Partners LLC

By:	/s/ James R. Latimer, III
Name:	James R. Latimer, III
Title:	Managing Director

Accepted and agreed to by Cano as its valid legal obligation as of the date first written above:

By:	/s/ Mike Ricketts
Name:	Mike Ricketts, Chief Financial Officer

By signing below, Mr. Ricketts of Cano represents that he has the appropriate authority to bind Cano to this Agreement and this Agreement constitute the valid and binding obligation of the Company, enforceable against the Company as a valid legal obligation.  Attached hereto in Schedule II is a list of all the companies (which Cano warrants to be complete) that are, by Cano’ signature below, bound by this and are each a party to this Agreement, which list may be amended after the date hereof by agreement of the parties hereto.  Accepted and agreed to on behalf of each of the Company as of the date first written above:

By:	/s/ Mike Ricketts
Name: Mike Ricketts as the authorized agent of the Company and each the entities listed on Schedule II below

SCHEDULE I

Cano and its owned or affiliated entities each hereby jointly and severally agree that they each will indemnify and hold harmless Blackhill, James R. Latimer, III, its affiliates, and their respective directors, officers, employees, agents, representatives and controlling persons (Blackhill and each such entity or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, provided the same are related to or arising out of activities performed by or on behalf of an Indemnified Party pursuant to this Agreement, the Transactions contemplated thereby or Blackhill’s role in connection therewith; provided further that Cano will not be liable to the extent that any loss, claim, damage or liability is finally judicially determined to have resulted primarily the Indemnified Party’s gross negligence or willful misconduct.  Cano hereby jointly and severally agrees to reimburse any Indemnified Party for all reasonable expenses (including counsel fees and disbursements) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action, investigation, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party, including the enforcement of this Agreement.  Cano each jointly and severally agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Cano or its security holders or creditors related to or arising out of the engagement of Blackhill pursuant to, or the performance by Blackhill of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is finally judicially determined to have resulted primarily from the Indemnified Party’s gross negligence or willful misconduct.

If the indemnification provided for in this Agreement is for any reason held unenforceable, Cano agrees to contribute to the losses, claims, damages and liabilities, as incurred by any Indemnified Person, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to Cano and the Companies, on the one hand, and Blackhill, on the other hand, of the Engagement of Blackhill.  Cano agrees that for the purposes of this paragraph the relative benefits to Cano and Blackhill shall be deemed to be in the same proportion that the total value of the transactions under consideration by Cano compared to the Advisory Fees paid or to be paid to Blackhill under this Agreement; provided that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate Advisory Fees actually paid to Blackhill under this Agreement.

In the event Cano is considering entering into one transaction or a series of transactions involving a merger or other business combination or a dissolution or liquidation of all or a significant portion of its assets, Cano shall promptly notify Blackhill in writing.  If requested by Blackhill and/or its assigns, Cano shall then establish alternative means of providing for its obligations set forth herein on terms and conditions reasonably satisfactory to Blackhill and/or its assigns, if any.

Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, suit or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, the Indemnified Parties will notify Cano and the

Companies in writing of such claim or of the commencement of such action or proceeding, and Cano and the Companies will assume the defense of such action, suit or proceeding and will employ counsel reasonably satisfactory to the Indemnified Parties and will pay the fees and disbursements of such counsel, as incurred.  Notwithstanding the preceding sentence, any Indemnified Party will be entitled to employ counsel separate from counsel for Cano and the Companies and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Cano and the Companies not advisable or if such Indemnified Party reasonably determines that Cano’s and the Companies’ assumption of the defense does not adequately represent its interest.  In such event, the fees and disbursements of such separate counsel will be paid by Cano and the Companies.

Cano agrees that, without Blackhill’s prior written consent (which consent will not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not Blackhill or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.  Blackhill agrees that, without Cano’s ‘ prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not Cano is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event any Indemnified Party is requested or required to appear as a witness in any action, suit or proceeding brought by or on behalf of or against Cano or any affiliate in which such Indemnified Party is not named as a defendant, Cano agree to reimburse Blackhill for all reasonable disbursements incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as a witness, including, without limitation, the fees and disbursements of its legal counsel, and to compensate Blackhill in an amount to be mutually agreed upon.

The provisions of Schedule I shall be in addition to any liability which Cano may otherwise have. The provisions of this Schedule I are to be governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws.  Each of the parties consents to binding arbitration as provided in this paragraph for any dispute among the parties arising out of matters related to this Schedule I.  Each of the parties waives the right to commence an action in connection with this Schedule I in any court and expressly agrees to be bound by the decision of the arbitrator as provided herein.  The waiver in this paragraph will not prevent any party from commencing an action in any court for the sole purposes of enforcing the obligation of a party to submit to binding arbitration or the enforcement of an award granted by arbitration herein.  In the event of any dispute among the parties as to the interpretation of any provision of this Schedule I or the rights and obligations of any party hereunder, such dispute shall be resolved through binding arbitration as hereinafter provided.  If arbitration is required to resolve a dispute among the parties, any party may notify J.A.M.S./Endispute (“Agency”) and request Agency to select one person to act as the arbitrator for resolution of the dispute. The arbitrator selected pursuant to this paragraph will establish the rules for proceeding with the arbitration of the dispute and such rules will be binding upon all parties to the arbitration proceeding. The arbitrator may use the rules of the Agency for commercial arbitration but is encouraged to adopt such rules as the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible.  Accordingly, the arbitrator may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) accept evidence of fair market value of any property involved in the dispute without formal appraisals and upon such information provided by parties or other persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (iii) act upon his understanding or interpretation of the law on any issue without the obligation to research such issue or accept or act upon briefs of the issue prepared by any party, (iv) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (v) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible.  The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for their attorneys, advisors and consultants. Any award made by the arbitrator shall be binding on the parties and shall be enforceable to the fullest extent of the law.  Any arbitration hereunder shall be conducted in Dallas, Texas, unless Agency shall not have an office in such location (and shall otherwise be unable to conduct the arbitration in such location) in which case such arbitration shall be conducted in such other place as determined by mutual consent of the parties.

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SCHEDULE II

The subsidiaries of Cano set forth in its periodic filings with the Securities and Exchange Commission.